Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports fourth quarter and full year fiscal 2025 results

•	Initiated fiscal 2026 guidance that includes expectations for continued strong performance for all key financial metrics

•	Exceeded the mid-points of previously-raised earnings guidance with record fiscal 2025 results

•	Delivered a record margin for the year that included exceeding prior long-term guidance five quarters ahead of prior expectations

•	Exited the year with a record backlog and pipeline, including a fifth consecutive quarter of sequential backlog growth

•	Returned nearly $500 million of repurchases and dividends in the year and announced a 19% increase to the quarterly dividend

•	Announced a review of strategic alternatives for the Construction Management business, including a potential sale

•	Increased long-term margin and adjusted EPS CAGR targets for fiscal 2026-2029

DALLAS (November 18, 2025) — AECOM (NYSE:ACM), the trusted global infrastructure leader, today reported fourth quarter and full year fiscal 2025 results.

	Fourth Quarter Fiscal 2025					Full Year Fiscal 2025
(from Continuing Operations; $ in millions, except EPS)	As Reported	YoY % Change	Adjusted[1] (Non- GAAP)	YoY % Change		As Reported	YoY % Change	Adjusted[1] (Non- GAAP)	YoY % Change
Revenue	$4,175	2%	--	--		$16,140	0%	--	--
Net Service Revenue (NSR)[2]	--	--	$1,967	8%		--	--	$7,573	6%
Operating Income	$237	0%	$299	14%		$1,027	24%	$1,097	11%
Segment Operating Margin[3]	--	--	17.1%	+40	bps	--	--	16.5%	+70	bps
Net Income	$132	(22)%	$182	6%		$638	26%	$702	14%
EPS (Fully Diluted)	$0.99	(21)%	$1.36	7%		$4.79	29%	$5.26	16%
EBITDA[4]	--	--	$329	13%		--	--	$1,203	10%
EBITDA Margin[5]	--	--	17.5%	+80	bps	--	--	16.8%	+80	bps
Operating Cash Flow	$196	(34)%	--	--		$822	(1)%	--	--
Free Cash Flow[6]	--	--	$134	(51)%		--	--	$685	(3)%
Total Backlog[7]	$24,830	4%	--	--

“We exited fiscal 2025 with numerous financial and strategic accomplishments including a record backlog and pipeline, which underpins our confidence in fiscal 2026 and beyond,” said Troy Rudd, AECOM’s chairman and chief executive officer. “We exceeded the midpoints of our previously-increased financial guidance in fiscal 2025, including delivering a record full year margin and highlighted by a 17.1% margin in the second half of the fiscal year. Looking ahead, we made several announcements today that underscore our commitment to extending our competitive advantage and expanding our long-term earnings power. This includes our expectation to achieve a 20%+ margin run-rate by the end of fiscal 2028 as we advance our proprietary AECOM AI capabilities and growth accelerates in our higher-margin Advisory business. Importantly, the organization has never been stronger or better positioned to capitalize on these opportunities.”

“As demand for critical infrastructure across our markets continues to grow, project size and complexity are also increasing, which creates new opportunities for our rapidly-growing Advisory practice,” said Lara Poloni, AECOM’s president. “The secular megatrends of global investments in infrastructure, in sustainability and resilience, and in meeting growing energy demand have accelerated. Amid this backdrop, our advantages of deep technical expertise, trusted client relationships, and a capacity and willingness to invest to advance our proprietary AECOM AI and Advisory capabilities separate us from the competition – both in our core industry and beyond.”

“Our fiscal 2025 results and raised long-term margin and adjusted EPS CAGR targets demonstrate our growing competitive advantage,” said Gaurav Kapoor, AECOM’s chief financial and operations officer. “We are focused on further leveraging our advantages. AI is creating new opportunities, including being able to scale our human and intellectual capital in more impactful ways, including expanding our operating leverage. As a result, we are confident in delivering on our new long-term financial targets.”

Fourth Quarter and Full Year Fiscal 2025 Highlights:

•	Reflecting as reported GAAP performance from continuing operations, fourth quarter revenue increased 2% to $4.2 billion, operating income was effectively unchanged at $237 million, net income declined 22% to $132 million and diluted earnings per share decreased 21% to $0.99. For the full year, revenue was effectively unchanged at $16.1 billion, operating income increased 24% to $1.0 billion, net income increased 26% to $638 million and diluted earnings per share increased 29% to $4.79.

•	NSR[2] growth accelerated to 8% in the fourth quarter, driven by 9% growth in the Americas design business.

•	Earnings exceeded the mid-point of the Company’s previously-increased financial guidance.

‒	Fourth quarter adjusted[1] EBITDA[4] and adjusted[1] EPS increased by 13% and 7%, respectively

▪	When adjusted for the previously-expected higher tax rate in the fourth quarter, adjusted[1] EPS would have increased by 18%.

‒	Full year adjusted[1] EBITDA[4] and adjusted[1] EPS increased by 10% and 16%, respectively, and set new full year records.

•	Delivered a record full year segment adjusted[1] operating margin[3] and exceeded the Company’s prior long-term 17%+ margin guidance five quarters ahead of its prior expectations.

‒	The full year segment adjusted operating margin[3] increased by 70 basis points to 16.5% and the adjusted[1] EBITDA margin[5] increased by 80 basis points to 16.8%, both of which set new full year records.

‒	The fourth quarter segment adjusted operating margin[3] increased by 40 basis points to 17.1% and the adjusted[1] EBITDA margin[5] increased by 80 basis points to 17.5%.

•	Operating cash flow of $822 million contributed to free cash flow[6] of $685 million for the full year.

Backlog and Pipeline Update

•	Total backlog[7] increased by 4% and design backlog increased by 3%, both of which increased quarter-over-quarter to new all-time highs.

‒	Backlog increased in both the Americas and International design businesses.

‒	Design book-to-burn[8] in the fourth quarter was 1.1x, contributing to the 20th consecutive quarter the Company has delivered a book-to-burn ratio in excess of 1.0.

•	The Company’s pipeline of opportunities in the design business increased by 13% year-over-year, reaching an all-time high for the sixth consecutive quarter driven by robust funding across all of its largest markets.

‒	Growth remains strongest in the earlier stages of the pipeline as new project formation continues to accelerate, reflective of growing global demand and funding for critical infrastructure.

Capital Allocation Update

•	The Company returned nearly $500 million to shareholders in the fiscal year through repurchases and dividends.

•	The Board of Directors approved a 19% increase to the Company’s quarterly dividend to $0.31 per share.

‒	The Company has grown its per share dividend at a 20% CAGR since its initiation, delivering on its commitment to increase the value of its per share dividend by a double-digit percentage annually.

‒	The increased dividend as declared by the Board will be reflected in the Company’s next dividend payment on January 23, 2026, to stockholders of record on January 7, 2026.

•	Since the initiation of its repurchase program in September 2020, the Company has returned more than $3 billion of capital to shareholders through repurchases and dividends.

•	Subsequent to the fiscal fourth quarter end, the Company approved a plan to evaluate strategic alternatives for the Construction Management business, including a possible sale.

–	The decision to pursue strategic alternatives is consistent with the Company’s commitment to focus time and capital on its highest-returning and fastest-growing businesses and markets.

–	Beginning in the first quarter, the Construction Management business is expected to be classified as held for sale and reported in discontinued operations for GAAP reporting purposes.

–	The Company has retained Goldman Sachs & Co. LLC as financial advisor and Wachtell, Lipton, Rosen & Katz as legal advisor.

Fiscal 2026 Financial Guidance

AECOM is providing financial guidance for fiscal 2026 both with and without the Construction Management business.

•	The Company initiated guidance for the enterprise-wide business for fiscal 2026 with expectations for continued strong performance, including:

‒	Adjusted[1] EPS of between $5.65 and $5.85, reflecting a 9% increase at the mid-point over the prior year.

‒	Adjusted[1] EBITDA[4] of between $1,265 million and $1,305 million, reflecting an increase of 7% at the mid-point over the prior year.

‒	Free cash flow[6] of approximately $400 million, which includes expectations for strong underlying cash flow.

▪	Cash flow guidance also includes expected investments to execute on the Company’s announced restructuring to deliver key AI initiatives and efficiencies outlined at today’s 2025 Investor Day.

▪	These investments are key drivers of the Company’s increased long-term margin and earnings targets, which would substantially lead the industry.

•	Beginning with the first quarter of fiscal 2026, the Company expects to report results for its continuing design and consulting business, which excludes the Construction Management business that is expected to be classified as held for sale and reported in discontinued operations. On this basis, the Company initiated the following fiscal 2026 guidance for:

‒	Organic NSR[2] growth of 6% to 8%, which excludes the expected impact of fewer working days in fiscal 2026 than in fiscal 2025.

▪	NSR is expected to be between $7.2 and $7.4 billion, or approximately 5% growth at the mid-point.

‒	Adjusted[1] EBITDA[4] of between $1,180 million and $1,220 million.

‒	A segment adjusted operating margin[3] of 16.6% and an adjusted EBITDA margin[5] of 16.8%

▪	Margins include accelerating investment to enable the continued development and deployment of AI and continue to expand the Company’s Advisory team.

‒	Adjusted[1] EPS of between $5.15 and $5.35.

•	Other assumptions incorporated into guidance:

‒	An average fully diluted share count of 133 million, which does not include any potential future benefits from capital allocation actions not yet taken, including potential repurchases.

‒	G&A of approximately $155 million.
‒	Depreciation of approximately $160 million.
‒	An adjusted effective tax rate of approximately 22 - 23% for the full year.

‒	Adjusted net interest expense of approximately $140 million.

•	See the Regulation G Information tables at the end of this release for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Raised Long-Term Financial Targets

As separately announced as part of its 2025 Investor Day, AECOM increased its long-term financial targets, highlighted by its expectation to deliver a 20%+ margin exit rate by fiscal 2028 and to grow adjusted EPS at a 15%+ CAGR from fiscal 2026 to fiscal 2029. In addition, the Company expects to deliver from fiscal 2026 to 2029 a 5 – 8% organic NSR CAGR, to convert at least 100% of adjusted net income to free cash flow cumulatively and continue to increase the per share value of its dividend by a double-digit percentage annually over the same period.

Business Segments

Americas

Revenue in the fourth quarter was $3.2 billion, a 2% increase from the prior year. Full year revenue of $12.5 billion was effectively unchanged over the prior year.

Net service revenue2 in the fourth quarter was $1.2 billion, a 13% increase from the prior year. Full year net service revenue2 was $4.6 billion, a 9% increase from the prior year.

Fourth quarter operating income increased by 20% over the prior year to $244 million and increased by 16% for the full year to $898 million. On an adjusted1 basis, fourth quarter operating income increased by 17% to $244 million and increased by 14% to $900 million for the full year. The fourth quarter adjusted operating margin on net service revenue increased by 70 basis points to 20.4%. The full year adjusted operating margin on net service revenue increased by 90 basis points over the prior year to 19.8%, a new record that reflects the ongoing execution of initiatives to deliver expanding operating leverage, as well as strong execution and growth.

International

Revenue in the fourth quarter was $935 million, a 1% decrease from the prior year. Full year revenue was $3.6 billion, unchanged from the prior year.

Net service revenue2 in the fourth quarter was $769 million, effectively unchanged from the prior year. Full year net service revenue2 was $3.0 billion, a 1% increase from the prior year.

Fourth quarter operating income decreased by 2% over the prior year to $93 million and increased by 3% to $346 million for the full year. On an adjusted1 basis, operating income decreased by 2% to $93 million in the fourth quarter and increased by 2% to $346 million for the full year. The fourth quarter adjusted operating margin on net service revenue decreased by 50 basis points to 12.1%, primarily due to lower revenue in certain end markets. The full year adjusted operating margin on net service revenue remained unchanged over the prior year at 11.5%.

Balance Sheet

As of September 30, 2025, AECOM had $1.6 billion of total cash and cash equivalents, $2.7 billion of total debt and $1.2 billion of net debt (total debt less cash and cash equivalents). Net leverage9 was 0.8x.

Tax Rate

The effective tax rate was 28.1% in the fourth quarter and 22.3% in the full year. On an adjusted1 basis, the effective tax rate was 29.0% in the fourth quarter and 24.3% in the full year, which was consistent with the Company’s guidance. The adjusted tax rate was derived by re-computing the quarterly effective tax rate on adjusted net income10. The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Investor Day

AECOM is hosting its 2025 Investor Day today at 10 a.m. Eastern Time, during which management will make a presentation focusing on the Company's transformative strategic initiatives and long-term financial objectives, as well as review the Company’s fourth quarter and full year fiscal 2025 financial results. As part of the event, the Company will discuss its new long-term financial targets through fiscal 2029 that include a substantial increase in expected annual margin expansion and adjusted EPS growth.

Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of certain items, such as restructuring costs, amortization of intangible assets, non-core AECOM Capital and other items. See Regulation G Information for a reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Revenue, less pass-through revenue; growth rates are presented on a constant-currency basis.

3 Reflects segment operating performance, excluding AECOM Capital and G&A, and margins are presented on a net service revenue basis.

4 Net income before interest expense, tax expense, depreciation and amortization.

5 Adjusted EBITDA margin includes non-controlling interests in EBITDA and is on a net service revenue basis.

6 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from disposals of property and equipment; free cash flow conversion is defined as free cash flow divided by adjusted net income attributable to AECOM.

7 Backlog represents the total value of work for which AECOM has been selected that is expected to be completed by consolidated subsidiaries and includes the proportionate share of work expected to be performed by unconsolidated joint ventures.

8 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

9 Net leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, and total debt on the Company’s financial statements, net of total cash and cash equivalents.

10 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE: ACM) is the global infrastructure leader, committed to delivering a better world. As a trusted professional services firm powered by deep technical abilities, we solve our clients’ complex challenges in water, environment, energy, transportation and buildings. Our teams partner with public- and private-sector clients to create innovative, sustainable and resilient solutions throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. AECOM is a Fortune 500 firm that had revenue of $16.1 billion in fiscal year 2025. Learn more at aecom.com.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, capital allocation strategy including stock repurchases, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; government shutdowns or other funding circumstances that cause governmental agencies to modify, curtail or terminate our contracts; losses under fixed-price contracts; limited control over operations that run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; potential high leverage and inability to service our debt and guarantees; our capital allocation strategy, including ability to continue payment of dividends; exposure to political and economic risks in different countries, including tariffs, geopolitical events, and conflicts; currency exchange rate and interest fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; managing pension costs; AECOM Capital real estate development projects; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the sale of our Management Services and self-perform at-risk civil infrastructure, power construction and oil and gas businesses, including the risk that any purchase adjustments from those transactions could be unfavorable and result in any future proceeds owed to us as part of the transactions could be lower than we expect; risks associated with strategic initiatives, including AI investments and potential acquisitions and divestitures; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This communication contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted EBITDA margin, adjusted net/operating income, segment adjusted operating margin, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted operating income, adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS to exclude the impact of certain items, such as amortization expense and taxes to aid investors in better understanding our core performance results. We use free cash flow to present the cash generated from operations after capital expenditures to maintain our business. We present net service revenue (NSR) to exclude pass-through subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present segment adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.  We present adjusted tax rate to reflect the tax rate on adjusted earnings. We also use constant-currency growth rates where appropriate, which are calculated by conforming the current period results to the comparable period exchange rates.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this communication. The Company is unable to reconcile certain of its non-GAAP financial guidance and long-term financial targets due to uncertainties in these non-operating items as well as other adjustments to net income. The Company is unable to provide a reconciliation of its guidance for NSR to GAAP revenue because it is unable to predict with reasonable certainty its pass-through revenue. In addition, the Company is unable to provide a reconciliation of its guidance for financial metrics excluding the Construction Management business due to uncertainties in these non-operating items as well as other adjustments to these measures.

AECOM

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	September 30, 2025	September 30, 2024	% Change	September 30, 2025	September 30, 2024	% Change
Revenue	$4,175,417	$4,110,494	1.6%	$16,139,622	$16,105,498	0.2%
Cost of revenue	3,844,819	3,816,341	0.7%	14,922,909	15,021,157	(0.7)%
Gross profit	330,598	294,153	12.4%	1,216,713	1,084,341	12.2%
Equity in earnings of joint ventures	5,306	3,959	34.0%	27,013	2,124	1171.8%
General and administrative expenses	(39,173)	(43,486)	(9.9)%	(157,849)	(160,105)	(1.4)%
Restructuring and acquisition costs	(59,355)	(18,248)	225.3%	(59,355)	(98,918)	(40.0)%
Income from operations	237,376	236,378	0.4%	1,026,522	827,442	24.1%
Other income	11,458	11,416	0.4%	10,457	17,570	(40.5)%
Interest income	17,737	15,219	16.5%	62,894	58,560	7.4%
Interest expense	(58,867)	(45,070)	30.6%	(184,304)	(185,420)	(0.6)%
Income from continuing operations before taxes	207,704	217,943	(4.7)%	915,569	718,152	27.5%
Income tax expense for continuing operations	58,400	34,822	67.7%	204,018	152,900	33.4%
Net income from continuing operations	149,304	183,121	(18.5)%	711,551	565,252	25.9%
Net (loss) income from discontinued operations	(11,598)	1	NM	(75,364)	(104,997)	(28.2)%
Net income	137,706	183,122	(24.8)%	636,187	460,255	38.2%

Net income attributable to noncontrolling interests from continuing operations	(17,334)	(14,737)	17.6%	(73,287)	(59,322)	23.5%
Net loss (income) attributable to noncontrolling interests from discontinued operations	—	4,163	(100.0)%	(1,126)	1,333	(184.5)%
Net income attributable to noncontrolling interests	(17,334)	(10,574)	63.9%	(74,413)	(57,989)	28.3%

Net income attributable to AECOM from continuing operations	131,970	168,384	(21.6)%	638,264	505,930	26.2%
Net (loss) income attributable to AECOM from discontinued operations	(11,598)	4,164	(378.5)%	(76,490)	(103,664)	(26.2)%
Net income attributable to AECOM	$120,372	$172,548	(30.2)%	$561,774	$402,266	39.7%

Net income (loss) attributable to AECOM per share:
Basic continuing operations per share	$1.00	$1.25	(20.0)%	$4.82	$3.73	29.2%
Basic discontinued operations per share	(0.09)	0.04	(325.0)%	(0.58)	(0.76)	(23.7)%
Basic earnings per share	$0.91	$1.29	(29.5)%	$4.24	$2.97	42.8%

Diluted continuing operations per share	$0.99	$1.25	(20.8)%	$4.79	$3.71	29.1%
Diluted discontinued operations per share	(0.09)	0.03	(400.0)%	(0.58)	(0.76)	(23.7)%
Diluted earnings per share	$0.90	$1.28	(29.7)%	$4.21	$2.95	42.7%

Weighted average shares outstanding:
Basic	132,260	134,247	(1.5)%	132,373	135,544	(2.3)%
Diluted	133,400	135,209	(1.3)%	133,311	136,453	(2.3)%

AECOM

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2025	September 30, 2024
Balance Sheet Information:
Total cash and cash equivalents	$1,585,739	$1,580,877
Accounts receivable and contract assets – net	4,282,326	4,599,765
Working capital	801,411	681,678
Total debt, excluding unamortized debt issuance costs	2,743,719	2,539,811
Total assets	12,200,249	12,061,669
Total AECOM stockholders’ equity	2,492,584	2,184,205

AECOM
Reportable Segments
(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended September 30, 2025
Revenue	$3,240,019	$935,255	$143	$—	$4,175,417
Cost of revenue	2,999,519	845,299	—	—	3,844,818
Gross profit	240,500	89,956	143	—	330,599
Equity in earnings (losses) of joint ventures	3,214	2,732	(640)	—	5,306
General and administrative expenses	—	—	(1,484)	(37,689)	(39,173)
Restructuring and acquisition costs	—	—	—	(59,355)	(59,355)
Income (loss) from operations	$243,714	$92,688	$(1,981)	$(97,044)	$237,377

Gross profit as a % of revenue	7.4%	9.6%			7.9%

Three Months Ended September 30, 2024
Revenue	$3,161,547	$948,422	$525	$—	$4,110,494
Cost of revenue	2,961,766	854,575	—	—	3,816,341
Gross profit	199,781	93,847	525	—	294,153
Equity in earnings (losses) of joint ventures	3,639	663	(343)	—	3,959
General and administrative expenses	—	—	(2,333)	(41,153)	(43,486)
Restructuring and acquisition costs	—	—	—	(18,248)	(18,248)
Income (loss) from operations	$203,420	$94,510	$(2,151)	$(59,401)	$236,378

Gross profit as a % of revenue	6.3%	9.9%			7.2%

Twelve Months Ended September 30, 2025
Revenue	$12,525,882	$3,613,196	$544	$—	$16,139,622
Cost of revenue	11,643,847	3,279,062	—	—	14,922,909
Gross profit	882,035	334,134	544	—	1,216,713
Equity in earnings (losses) of joint ventures	15,785	11,803	(575)	—	27,013
General and administrative expenses	—	—	(8,951)	(148,898)	(157,849)
Restructuring and acquisition costs	—	—	—	(59,355)	(59,355)
Income (loss) from operations	$897,820	$345,937	$(8,982)	$(208,253)	$1,026,522

Gross profit as a % of revenue	7.0%	9.2%			7.5%

Contracted backlog	$8,791,178	$4,727,438	$—	$—	$13,518,616
Awarded backlog	9,171,426	2,139,935	—	—	11,311,361
Total backlog	$17,962,604	$6,867,373	$—	$—	$24,829,977

Total backlog – Design only	$16,436,803	$6,867,373	$—	$—	$23,304,176

Twelve Months Ended September 30, 2024
Revenue	$12,485,687	$3,618,456	$1,355	$—	$16,105,498
Cost of revenue	11,726,629	3,294,528	—	—	15,021,157
Gross profit	759,058	323,928	1,355	—	1,084,341
Equity in earnings (losses) of joint ventures	15,505	13,510	(26,891)	—	2,124
General and administrative expenses	—	—	(15,000)	(145,105)	(160,105)
Restructuring and acquisition costs	—	—	—	(98,918)	(98,918)
Income (loss) from operations	$774,563	$337,438	$(40,536)	$(244,023)	$827,442

Gross profit as a % of revenue	6.1%	9.0%			6.7%

Contracted backlog	$8,853,977	$4,481,765	$—	$—	$13,335,742
Awarded backlog	8,582,289	1,945,012	—	—	10,527,301
Total backlog	$17,436,266	$6,426,777	$—	$—	$23,863,043

Total backlog – Design only	$16,130,139	$6,426,777	$—	$—	$22,556,916

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Net Service Revenue (NSR)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Americas
Revenue	$3,240.0	$3,277.2	$3,161.5	$12,525.9	$12,485.7
Less: Pass-through revenue	2,042.3	2,098.3	2,104.1	7,973.7	8,281.1
Net service revenue	$1,197.7	$1,178.9	$1,057.4	$4,552.2	$4,204.6

International
Revenue	$935.2	$901.2	$948.4	$3,613.2	$3,618.4
Less: Pass-through revenue	166.2	142.6	194.3	593.1	659.4
Net service revenue	$769.0	$758.6	$754.1	$3,020.1	$2,959.0

Segment Performance (excludes ACAP)
Revenue	$4,175.2	$4,178.4	$4,109.9	$16,139.1	$16,104.1
Less: Pass-through revenue	2,208.5	2,240.9	2,298.4	8,566.8	8,940.5
Net service revenue	$1,966.7	$1,937.5	$1,811.5	$7,572.3	$7,163.6

Consolidated
Revenue	$4,175.3	$4,178.5	$4,110.5	$16,139.6	$16,105.5
Less: Pass-through revenue	2,208.5	2,240.9	2,298.4	8,566.8	8,940.5
Net service revenue	$1,966.8	$1,937.6	$1,812.1	$7,572.8	$7,165.0

Reconciliation of Total Debt to Net Debt

	Balances at:
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024
Short-term debt	$4.1	$4.7	$3.1
Current portion of long-term debt	62.2	68.5	63.8
Long-term debt, excluding unamortized debt issuance costs	2,677.4	2,475.0	2,473.0
Total debt	2,743.7	2,548.2	2,539.9
Less: Total cash and cash equivalents	1,585.7	1,794.1	1,580.9
Net debt	$1,158.0	$754.1	$959.0

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Net cash provided by operating activities	$196.1	$283.7	$298.8	$821.6	$827.5
Capital expenditures, net	(62.0)	(22.0)	(24.2)	(136.4)	(119.1)
Free cash flow	$134.1	$261.7	$274.6	$685.2	$708.4

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Reconciliation of Income from Operations to Adjusted Income from Operations to Adjusted EBITDA with Noncontrolling Interests (NCI) to Adjusted EBITDA

Income from operations	$237.3	$294.1	$236.3	$1,026.5	$827.4
Noncore AECOM Capital loss	2.0	1.3	2.2	9.0	40.5
Restructuring and acquisition costs	59.4	—	18.3	59.4	99.0
Amortization of intangible assets	0.4	0.3	4.7	2.2	18.7
Adjusted income from operations	$299.1	$295.7	$261.5	$1,097.1	$985.6
Other income	11.5	0.8	11.4	10.5	17.6
Fair value adjustment included in other income	(9.6)	1.3	(8.8)	(2.8)	(7.2)
Depreciation	43.6	42.9	39.0	166.2	152.5
Adjusted EBITDA with noncontrolling interests (NCI)	$344.6	$340.7	$303.1	$1,271.0	$1,148.5
Net income attributable to NCI from continuing operations excluding interest income included in NCI	(15.9)	(27.9)	(13.2)	(68.4)	(53.5)
Amortization of intangible assets included in NCI	—	—	—	—	(0.2)
Adjusted EBITDA	$328.7	$312.8	$289.9	$1,202.6	$1,094.8

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes

Income from continuing operations before taxes	$207.7	$268.8	$218.0	$915.6	718.2
Noncore AECOM Capital loss	2.0	1.2	2.2	8.9	40.5
Fair value adjustment	(9.6)	1.1	(9.2)	(3.5)	(7.6)
Restructuring and acquisition costs	59.4	—	18.2	59.4	98.9
Amortization of intangible assets	0.4	0.3	4.7	2.2	18.7
Financing charges in interest expense	13.5	1.3	1.2	17.4	10.7
Adjusted income from continuing operations before taxes	$273.4	$272.7	$235.1	$1,000.0	879.4

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations

Income tax expense for continuing operations	$58.3	$65.2	$34.9	$204.0	$153.0
Tax effect of the above adjustments(1)	16.2	1.0	2.3	21.0	38.3
Valuation allowances and other tax only items	(0.2)	(0.3)	10.9	—	11.7
Adjusted income tax expense for continuing operations	$74.3	$65.9	$48.1	$225.0	$203.0

(1) Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to Noncontrolling Interests (NCI) from Continuing Operations to Adjusted Net Income Attributable to Noncontrolling Interests from Continuing Operations

Net income attributable to noncontrolling interests from continuing operations	$(17.3)	$(28.8)	$(14.7)	$(73.3)	$(59.3)
Amortization of intangible assets included in NCI	—	—	—	—	(0.2)
Adjusted net income attributable to noncontrolling interests from continuing operations	$(17.3)	$(28.8)	$(14.7)	$(73.3)	$(59.5)

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations

Net income attributable to AECOM from continuing operations	$132.1	$174.8	$168.4	$638.3	$505.9
Noncore AECOM Capital loss (income), net of NCI	2.0	1.3	2.2	9.0	40.5
Fair value adjustment	(9.6)	1.1	(9.2)	(3.5)	(7.6)
Restructuring and acquisition costs	59.4	—	18.3	59.4	99.0
Amortization of intangible assets	0.4	0.3	4.7	2.2	18.7
Financing charges in interest expense	13.5	1.2	1.2	17.3	10.7
Tax effect of the above adjustments(1)	(16.2)	(1.0)	(2.4)	(21.0)	(38.4)
Valuation allowances and other tax only items	0.2	0.3	(10.9)	—	(11.7)
Amortization of intangible assets included in NCI	—	—	—	—	(0.2)
Adjusted net income attributable to AECOM from continuing operations	$181.8	$178.0	$172.3	$701.7	$616.9

(1)  Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above

Reconciliation of Net Income Attributable to AECOM from Continuing Operations per Diluted Share to Adjusted Net Income Attributable to AECOM from Continuing Operations per Diluted Share

Net income attributable to AECOM from continuing operations per diluted share	$0.99	$1.31	$1.25	$4.79	$3.71
Per diluted share adjustments:
Noncore AECOM Capital loss, net of NCI	0.01	0.01	0.02	0.07	0.30
Fair value adjustment	(0.07)	0.01	(0.07)	(0.03)	(0.06)
Restructuring and acquisition costs	0.45	—	0.14	0.45	0.73
Amortization of intangible assets	—	—	0.03	0.02	0.14
Financing charges in interest expense	0.10	0.01	0.01	0.13	0.07
Tax effect of the above adjustments(1)	(0.12)	—	(0.03)	(0.17)	(0.28)
Valuation allowances and other tax only items	—	—	(0.08)	—	(0.09)
Adjusted net income attributable to AECOM from continuing operations per diluted share	$1.36	$1.34	$1.27	$5.26	$4.52

Weighted average shares outstanding – basic	132.3	132.3	134.2	132.4	135.5
Weighted average shares outstanding – diluted	133.4	133.1	135.2	133.3	136.5

(1)  Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted EBITDA

Net income attributable to AECOM from continuing operations	$132.1	$174.8	$168.4	$638.3	$505.9
Income tax expense	58.3	65.2	34.9	204.0	153.0
Depreciation and amortization	47.5	44.4	45.0	175.8	178.7
Interest income, net of NCI	(16.4)	(13.1)	(13.7)	(58.1)	(52.8)
Interest expense	58.9	40.2	45.0	184.3	185.4
Amortized bank fees included in interest expense	(3.5)	(1.2)	(1.3)	(7.4)	(7.7)
Noncore AECOM Capital loss (income), net of NCI	2.0	1.3	2.2	9.0	40.5
Fair value adjustment included in other income	(9.6)	1.2	(8.9)	(2.7)	(7.2)
Restructuring and acquisition costs	59.4	—	18.3	59.4	99.0
Adjusted EBITDA	$328.7	$312.8	$289.9	$1,202.6	$1,094.8

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Reconciliation of Segment Income from Operations to Adjusted Segment Income from Operations

Americas Segment:
Segment Income from operations	$243.7	$240.9	$203.4	$897.8	$774.6
Amortization of intangible assets	0.4	0.4	4.3	2.2	17.3
Adjusted segment income from operations	$244.1	$241.3	$207.7	$900.0	$791.9

International Segment:
Segment Income from operations	$92.7	$90.2	$94.5	$345.9	$337.4
Amortization of intangible assets	—	—	0.4	—	1.4
Adjusted segment income from operations	$92.7	$90.2	$94.9	$345.9	$338.8

Segment Performance (excludes ACAP & G&A):
Segment Income from operations	$336.4	$331.1	$297.9	$1,243.7	$1,112.0
Amortization of intangible assets	0.4	0.4	4.7	2.2	18.7
Adjusted segment income from operations	$336.8	$331.5	$302.6	$1,245.9	$1,130.7

AECOM

Regulation G Information

FY2026 GAAP EPS Guidance based on Adjusted EPS Guidance
(All figures approximate. Includes Construction Management)	Fiscal Year End 2026
GAAP EPS guidance	$4.01 to $4.84
Adjusted EPS excludes:
Amortization of intangible assets	$0.56 to $0.14
Amortization of deferred financing fees	$0.04
Restructuring and acquisition costs	$1.50 to $1.13
Tax effect of the above items	($0.46) to ($0.30)
Adjusted EPS guidance	$5.65 to $5.85

FY2026 GAAP Net Income from Continuing Operations Guidance based on Adjusted EBITDA Guidance
(In millions. All figures approximate. Includes Construction Management)	Fiscal Year End 2026
GAAP net income from continuing operations guidance	$599 to $710
Net income attributable to noncontrolling interest from continuing operations	($65)
Net income attributable to AECOM from continuing operations	$534 to $645
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$75 to $19
Amortization of deferred financing fees	$5
Restructuring and acquisition costs	$200 to $150
Tax effect of the above items	($61) to ($39)
Adjusted net income attributable to AECOM from continuing operations	$753 to $780
Adjusted EBITDA excludes:
Depreciation	$165
Adjusted interest expense, net	$135
Tax expense, including tax effect of above items	$212 to $225
Adjusted EBITDA guidance	$1,265 to $1,305

FY2026 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance
(In millions. All figures approximate. Includes Construction Management)	Fiscal Year End 2026
GAAP interest expense guidance	$175
Finance charges in interest expense	($5)
Interest income, net of NCI	($35)
Adjusted net interest expense guidance	$135

FY2026 GAAP Income Tax Guidance based on Adjusted Income Tax Guidance
(In millions. All figures approximate. Includes Construction Management)	Fiscal Year End 2026
GAAP income tax expense guidance	$151 to $186
Tax effect of adjusting items	$61 to $39
Adjusted income tax expense guidance	$212 to $225

Note: Variances in tables are due to rounding.